Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS THIRD QUARTER 2021 RESULTS

Industry Leading Loan Growth Drives Record Revenues

Jericho, NY – October 25, 2021 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the third quarter of 2021. Significant achievements during the quarter include:

●	Net income of $2.5 million, or $0.32 per diluted share, as compared to $4.5 million, or $0.57 per diluted share on a linked quarter basis.

●	Returns on average assets and common equity of 0.97% and 7.32%, respectively, as compared to 1.84% and 13.76% on a linked quarter basis.

●	Industry leading net interest margin of 4.50% despite historically low interest rate environment.

●	Reclassified its legacy NFL consumer post settlement loan portfolio totaling $23.6 million to loans held for sale, incurring a pretax charge totaling $3.4 million ($2.5 million net of tax), or $0.31 per diluted share. The fair value of these loans held for sale was $14.2 million. Excluding this charge, adjusted (1) net income, diluted earnings per share, return on average assets, and return on average common equity would have been $5.0 million, $0.63, 1.93%, and 14.49%, respectively. This accounting reclassification to held for sale is reflective of management’s intent to sell these assets to a fund in the near term as previously disclosed.

●	Loans held for investment increased $36.7 million, or 21% annualized, to $744.1 million on a linked quarter basis. Excluding the effects of the NFL reclassification and repayments on Paycheck Protection Program (“PPP”) loans totaling $23.6 million and $11.9 million, respectively, loans held for investment increased 41% annualized on a linked quarter basis. The Company continues to deploy excess liquidity from core deposits into higher yielding loans.

●	Deposits increased $62.4 million on a linked quarter basis, or 27% annualized, to $977.0 million, primarily driven by commercial deposits, with a cost of funds of 0.09% (including demand deposits). Demand deposits, totaling $416.8 million, represent 43% of total deposits while off-balance sheet sweep funds totaled $443.9 million at quarter end, demonstrating the continued strength of our branchless business model.

●	Total assets increased $65.2 million on a linked quarter basis, or 24% annualized, to $1.1 billion.

●	Payment processing fee income totaled $5.2 million in the current quarter, consistent with the prior quarter and an increase of $1.5 million, or 41%, as compared to the third quarter of 2020. Payment processing fee income represented 32% of total revenues.
●	Continued solid asset quality metrics with a reserve for loan losses to total loans of 1.16%. Excluding Small Business Administration (“SBA”) guaranteed PPP loans totaling $11.7 million, our reserve for loan losses to total loans was 1.18%.
●	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“Our unique business model, focus on financial technology and commitment to our employees and customers, continues to demonstrate Esquire’s leadership within the banking industry. We are well positioned to continue delivering exceptional products to our customers, resulting in excellent returns for our investors” stated Tony Coelho, Chairman of the Board.

(1)	Adjusted to exclude the $2.5 million charge, net of tax, related to the reclassification of our legacy NFL consumer post settlement loan portfolio from held for investment to held for sale. See non-GAAP reconciliation provided elsewhere herein.

“Our investment in our technology platform and digital marketing has been instrumental in driving our continued industry leading growth and performance metrics,” stated Andrew C. Sagliocca, President and Chief Executive Officer. “Our brand image nationally continues to grow as we evolve as thought leaders in the verticals we serve.”

Third Quarter Earnings

Net income for the quarter ended September 30, 2021 was $2.5 million, or $0.32 per diluted share, compared to $3.6 million, or $0.48 per diluted share for the same period in 2020. Returns on average assets and common equity for the current quarter were 0.97% and 7.32%, respectively, compared to 1.60% and 11.99% for the same period of 2020.

Net interest income for the third quarter of 2021 increased $2.1 million, or 22.6%, to $11.3 million, due to growth in average interest earning assets totaling $128.9 million, or 14.9%, to $994.2 million when compared to the same period in 2020. Our net interest margin increased to 4.50% for the third quarter of 2021 compared to 4.23% for the same period in 2020 primarily due to the origination of higher yielding commercial litigation loans during the period. Average loans in the quarter increased $130.0 million, or 21.4%, to $738.3 million when compared to the third quarter of 2020 fueled by growth in our litigation and multifamily loan portfolios. Our loan-to-deposit ratio was 76.2% as our low cost deposit base increased $231.5 million, or 31%, from the comparable quarter in 2020.

The provision for loan losses was $3.8 million for the third quarter of 2021, a $2.9 million increase from the same period in 2020. In the third quarter of 2021, the Company reclassified its legacy NFL consumer post settlement loan portfolio totaling $23.6 million from held for investment to held for sale as management intends to sell these assets to a fund in the near term, which will reduce our exposure and extend the portfolio’s duration as previously disclosed. This change in accounting model to the lower of cost or market resulted in a $9.0 million charge-off, of which $3.0 million was recognized as a component of the third quarter’s provision for loan losses. The remaining provision relates to an increase in the general reserve attributable to loan growth. As of September 30, 2021, Esquire had nonperforming loans held for investment of $12 thousand and an allowance to loans ratio of 1.16%. Excluding SBA guaranteed PPP loans totaling $11.7 million, our reserve for loan losses to total loans was 1.18%.

Noninterest income increased $1.0 million, or 26.8%, to $4.9 million for the third quarter of 2021, as compared to the third quarter of 2020, driven by our payment processing platform partially offset by a $384 thousand charge related to the NFL loan portfolio valuation. Payment processing volumes for the platform increased $2.0 billion, or 47.6%, to $6.2 billion for the quarter ended September 30, 2021, as compared to the same period in 2020, driven by expansion of our sales channels through ISOs, increased number of merchants, volume increases and increased fee allocation arrangements, as well as the reopening of the economy as the pandemic restrictions continued to ease nationally.

Noninterest expense increased $1.7 million, or 23.6%, to $9.0 million for the third quarter of 2021, as compared to the same period in 2020. This increase was primarily driven by increases in employee compensation and benefits, data processing, recruiting costs, advertising and marketing and occupancy and equipment costs. Employee compensation and benefits costs increased $1.2 million, or 26.3%, due to increases in staffing of 16% to support our investment in digital platforms and related sales/marketing divisions, and the impact of salary and stock-based compensation increases. Data processing costs increased $205 thousand, or 26.6%, due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Other operating expenses increased $151 thousand, or 39.5%, primarily due to hiring efforts to support our investment in digital platforms and related sales/marketing divisions as well as general increases in staffing to support our continued growth. Advertising and marketing costs increased $118 thousand, or 69.0%, as we continue our digital marketing efforts and thought leadership in our national verticals. We have also re-engaged in our traditional high touch marketing and sales efforts at conferences and other in-person industry forums. Occupancy and equipment costs increased $81 thousand, or 13.2%, primarily due to amortization of our investments in internally developed software to support our new digital platform and additional office space to support our continued growth.

The Company’s efficiency ratio was 55.6% for the three months ended September 30, 2021, consistent with the comparable period in 2020.

The effective tax rate was 27.0% for the third quarter of 2021, as compared to 26.5% for the same period in 2020.

Year to Date Earnings

Net income for the nine months ended September 30, 2021 was $11.2 million, or $1.42 per diluted share, compared to $8.7 million, or $1.14 per diluted share for the same period in 2020. Returns on average assets and common equity for the nine months ended September 30, 2021 were 1.52% and 11.36%, respectively, compared to 1.36% and 10.03% for the same period of 2020.

Net interest income for the first nine months of 2021 increased $4.4 million, or 16.1%, to $32.0 million, due to growth in average interest earning assets totaling $125.9 million, or 15.3%, to $951.2 million when compared to the same period in 2020. Our net interest margin increased 4 basis points to 4.50% for the nine months ended 2021 compared to 4.46% for the same period in 2020 primarily due to the stability of our interest earning asset yields and the decline in our cost of deposits. Average loans for the nine months increased $118.3 million, or 20.1%, to $705.6 million when compared to the same period in 2020 with growth in our litigation and multifamily loan portfolios.

The provision for loan losses was $6.4 million for the nine months ended 2021, a $1.7 million increase from the same period in 2020. In the third quarter of 2021, the Company reclassified its legacy NFL consumer post settlement loan portfolio totaling $23.6 million from held for investment to held for sale as management intends to sell these assets to a fund in the near term, which will reduce our exposure and extend the portfolio’s duration as previously disclosed. This change in accounting model to the lower of cost or market resulted in a $9.0 million charge-off, of which $3.0 million was recognized as a component of the current quarter provision for loan losses. The remaining 2021 provision relates to an increase in the general reserve attributable to loan growth.

Noninterest income increased $5.9 million, or 59.2%, to $15.9 million for the nine months ended 2021, as compared to the same period in 2020, driven by our payment processing platform. Payment processing volumes for this platform increased $7.0 billion, or 67.3%, to $17.4 billion for the nine months ended September 30, 2021, as compared to the same period in 2020, driven by expansion of our sales channels through ISOs, increased number of merchants, volume increases and increased fee allocation arrangements as well as the reopening of the economy as the pandemic restrictions continued to ease nationally.

Noninterest expense increased $5.4 million, or 25.7%, to $26.3 million for the nine months ended 2021, as compared to the same period in 2020. This increase was primarily driven by increases in employee compensation and benefits, advertising and marketing, data processing and occupancy and equipment costs. Employee compensation and benefits costs increased $3.7 million, or 30.1%, due to increases in staffing of 16% to support our investment in digital platforms and related sales/marketing divisions, and the impact of salary and stock-based compensation increases. Advertising and marketing costs increased $647 thousand as we continue our new digital marketing efforts and thought leadership in our national verticals. We also re-engaged in our traditional high touch marketing and sales efforts at conferences and other in-person industry forums. Data processing costs increased $462 thousand, or 20.3%, due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Occupancy and equipment costs increased $369 thousand, or 21.3%, primarily due to amortization of our investments in internally developed software to support our new digital platform, precautionary office cleaning costs related to COVID-19 and additional office space to support our continued growth.

The Company’s efficiency ratio was 55.0% for the nine months ended September 30, 2021, as compared to 55.8% for the same period in 2020.

The effective tax rate decreased to 26.1% for the nine months ended 2021, as compared to 27.0% for the same period in 2020, due to certain discrete tax benefits related to share based compensation recognized in 2021.

Asset Quality

Nonperforming loans held for investment, totaling $12 thousand, consisted of several nonaccrual consumer loans. As of September 30, 2021, the allowance for loan losses was $8.7 million, or 1.16% of total loans, as compared to $11.6 million, or 1.82% of total loans at September 30, 2020. The decrease in the allowance as a percent of loans is a result of the charge-off of $9.0 million upon reclassification of the legacy NFL consumer post settlement loan portfolio from held for investment to held for sale as our overall reserve for loan losses to total loans returned to pre-pandemic levels. Excluding SBA guaranteed PPP loans totaling $11.7 million, our allowance for loan losses to total loans was 1.18%.

In 2020, management implemented a customer payment deferral program (principal and interest) under the CARES Act to assist business borrowers and certain consumers that may have been experiencing financial hardship due to COVID-19 related challenges. As of September 30, 2021, there were no participants in our payment deferral program.

We are participating in the PPP administered by the SBA and have originated $45.5 million PPP loans to date. As of September 30, 2021, our outstanding PPP loan balance was $11.7 million and $33.8 million have been fully repaid by the SBA.

Balance Sheet

At September 30, 2021, total assets were $1.1 billion, reflecting a $242.4 million, or 27.5% increase from September 30, 2020. This increase is attributable to increases in loans held for investment totaling $108.4 million, or 17.1%, to $744.1 million, driven by litigation and multifamily loans, funded with low-cost deposits. In the third quarter of 2021, the Company reclassified its legacy consumer NFL loan portfolio totaling $23.6 million to loans held for sale, incurring a pretax charge totaling $3.4 million ($2.5 million net of tax), or $0.31 per diluted share. As of September 30, 2021, the fair value of these loans held for sale was approximately $14.2 million based on an independent third-party valuation. This accounting reclassification to held for sale is reflective of management’s intent to sell these assets to a fund in the near term. These loans held for sale totaling $14.2 million have been included in the Other assets financial statement caption on the statement of financial condition.

Commencing in the fourth quarter of 2020, we invested excess deposit funds in reverse repurchase agreements, collateralized by GNMA eligible mortgage loans, which totaled $50.9 million at September 30, 2021. Our available for sale securities portfolio increased $31.3 million, or 28.3%, to $141.7 million as compared to September 30, 2020.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	At September 30,		At December 31,		At September 30,
	2021		2020		2020
	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate:
1 – 4 family	$44,022	5.91%	$48,433	7.20%	$48,925	7.69%
Multifamily	240,055	32.24	169,817	25.24	168,743	26.54
Commercial real estate	53,437	7.18	54,717	8.13	54,097	8.51
Construction	—	—	—	—	—	—
Total real estate	337,514	45.33	272,967	40.57	271,765	42.74
Commercial	398,511	53.51	358,410	53.28	320,970	50.48
Consumer	8,651	1.16	41,362	6.15	43,082	6.78
Total loans held for investment	$744,676	100.00%	$672,739	100.00%	$635,817	100.00%
Deferred loan fees and unearned premiums, net	(584)		(318)		(150)
Allowance for loan losses	(8,665)		(11,402)		(11,557)
Loans held for investment, net	$735,427		$661,019		$624,110

Loans held for sale, net (included in Other assets)	$14,200		$—		$—

Total deposits were $977.0 million as of September 30, 2021, a $231.5 million, or 31.1%, increase from September 30, 2020. This was primarily due to a $129.2 million, or 30.8%, increase in Savings, NOW and Money Market deposits to $549.1 million, a $95.5 million, or 29.7%, increase in noninterest bearing demand deposits to $416.8 million, and a $6.8 million, or 158.2%, increase in time deposits. The increase in deposits was primarily driven by commercial and escrow low-cost deposits from our litigation and small business platforms. Off-balance sheet sweep funds totaled $443.9 million at quarter end. Our deposit growth and our off-balance sheet funds continue to demonstrate the strength of our unique branchless and low-cost funding model.

Stockholders’ equity increased $15.2 million to $137.2 million as of September 30, 2021, compared to September 30, 2020. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially remain reopened, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase; collateral for loans, especially real estate, may decline in value; our allowance for loan losses may increase if borrowers experience financial difficulties; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; and our cyber security risks are increased as the result of an increase in the number of employees working remotely. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	September 30,	December 31,	September 30,
	2021	2020	2020
ASSETS
Cash and cash equivalents	$138,235	$65,185	$110,593
Securities purchased under agreements to resell, at cost	50,899	51,726	—
Securities available for sale, at fair value	141,703	117,655	110,421
Securities, restricted at cost	2,680	2,694	2,694
Loans held for investment	744,092	672,421	635,667
Less: allowance for loan losses	(8,665)	(11,402)	(11,557)
Loans, net of allowance	735,427	661,019	624,110
Premises and equipment, net	3,443	3,017	2,857
Other assets	50,883	35,418	30,224
Total Assets	$1,123,270	$936,714	$880,899

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$416,849	$351,692	$321,343
Savings, NOW and money market deposits	549,069	441,160	419,859
Certificates of deposit	11,125	11,202	4,308
Total deposits	977,043	804,054	745,510
Other liabilities	9,046	6,584	13,443
Total liabilities	986,089	810,638	758,953
Total stockholders' equity	137,181	126,076	121,946
Total Liabilities and Stockholders' Equity	$1,123,270	$936,714	$880,899

Selected Financial Data
Common shares outstanding	7,847,494	7,793,482	7,662,840
Book value per share	$17.48	$16.18	$15.91
Equity to assets	12.21%	13.46%	13.84%

Capital Ratios (1)
Tier 1 leverage ratio	11.32%	12.51%	12.21%
Common equity tier 1 capital ratio	14.79%	15.44%	15.67%
Tier 1 capital ratio	14.79%	15.44%	15.67%
Total capital ratio	15.90%	16.69%	16.93%

Asset Quality
Loans 90 days past due and still accruing	$—	$—	$5,837
Nonaccrual loans held for investment	12	2,303	1,779
Nonperforming loans	$12	$2,303	$7,616

Allowance for loan losses to total loans	1.16%	1.70%	1.82%
Nonperforming loans to total loans	0.00%	0.34%	1.20%
Nonperforming assets to total assets	0.00%	0.25%	0.86%
Allowance to nonperforming loans	72,140%	495%	152%

(1) Regulatory capital ratios presented on bank-only basis.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Interest income	$11,493	$9,496	$32,600	$28,535
Interest expense	209	289	597	978
Net interest income	11,284	9,207	32,003	27,557
Provision for loan losses	3,750	900	6,400	4,700
Net interest income after provision for loan losses	7,534	8,307	25,603	22,857

Noninterest income:
Payment processing fees	5,227	3,721	15,948	9,527
Other noninterest income	81	163	292	432
Unrealized loss on loans held for sale	(384)	—	(384)	—
Total noninterest income	4,924	3,884	15,856	9,959

Noninterest expense:
Employee compensation and benefits	5,523	4,372	16,189	12,448
Other expenses	3,484	2,913	10,124	8,482
Total noninterest expense	9,007	7,285	26,313	20,930
Income before income taxes	3,451	4,906	15,146	11,886
Income taxes	932	1,300	3,951	3,150
Net income	$2,519	$3,606	$11,195	$8,736

Earnings Per Share
Basic	$0.34	$0.49	$1.50	$1.18
Diluted	$0.32	$0.48	$1.42	$1.14
Basic - adjusted (1)	$0.67	$0.49	$1.84	$1.18
Diluted - adjusted (1)	$0.63	$0.48	$1.73	$1.14

Selected Financial Data
Return on average assets	0.97%	1.60%	1.52%	1.36%
Return on average equity	7.32%	11.99%	11.36%	10.03%
Adjusted return on average assets (1)	1.93%	1.60%	1.86%	1.36%
Adjusted return on average common equity (1)	14.49%	11.99%	13.87%	10.03%
Net interest margin	4.50%	4.23%	4.50%	4.46%
Efficiency ratio (2)	55.6%	55.6%	55.0%	55.8%

(2)	Adjusted to exclude a $2.5 million charge, net of tax, related to the reclassification of our legacy NFL consumer post settlement loan portfolio from held for investment to held for sale. See non-GAAP reconciliation provided elsewhere herein.
(3)	Efficiency ratio represents noninterest expenses divided by the sum of net interest income plus noninterest income.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Three Months Ended September 30,
	2021			2020

			(Dollars in thousands)
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans held for investment	$738,281	$10,709	5.75%	$608,313	$8,936	5.84%
Securities, includes restricted stock	138,200	583	1.67%	113,580	494	1.73%
Securities purchased under agreements to resell	50,972	150	1.17%	—	—	—%
Interest earning cash and other	66,726	51	0.30%	143,420	66	0.18%
Total interest earning assets	994,179	11,493	4.59%	865,313	9,496	4.37%

NONINTEREST EARNING ASSETS	33,765			28,708

TOTAL AVERAGE ASSETS	$1,027,944			$894,021

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$453,678	$189	0.17%	$430,511	$203	0.19%
Time deposits	11,126	19	0.68%	17,751	85	1.90%
Total interest bearing deposits	464,804	208	0.18%	448,262	288	0.26%
Borrowings	54	1	7.35%	87	1	4.56%
Total interest bearing liabilities	464,858	209	0.18%	448,349	289	0.26%

NONINTEREST BEARING LIABILITIES
Demand deposits	414,930			315,761
Other liabilities	11,550			10,260
Total noninterest bearing liabilities	426,480			326,021
Stockholders' equity	136,606			119,651

TOTAL AVG. LIABILITIES AND EQUITY	$1,027,944			$894,021
Net interest income		$11,284			$9,207
Net interest spread			4.41%			4.11%
Net interest margin			4.50%			4.23%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Nine Months Ended September 30,
	2021			2020

			(Dollars in thousands)
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans held for investment	$705,609	$30,408	5.76%	$587,282	$26,055	5.93%
Securities, includes restricted stock	131,019	1,588	1.62%	129,791	2,132	2.19%
Securities purchased under agreements to resell	51,185	470	1.23%	—	—	—%
Interest earning cash and other	63,354	134	0.28%	108,229	348	0.43%
Total interest earning assets	951,167	32,600	4.58%	825,302	28,535	4.62%

NONINTEREST EARNING ASSETS	32,054			29,793

TOTAL AVERAGE ASSETS	$983,221			$855,095

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$424,468	$536	0.17%	$426,347	$697	0.22%
Time deposits	11,098	59	0.71%	19,001	277	1.95%
Total interest bearing deposits	435,566	595	0.18%	445,348	974	0.29%
Borrowings	70	2	3.82%	105	4	5.09%
Total interest bearing liabilities	435,636	597	0.18%	445,453	978	0.29%

NONINTEREST BEARING LIABILITIES
Demand deposits	405,427			283,841
Other liabilities	10,393			9,421
Total noninterest bearing liabilities	415,820			293,262
Stockholders' equity	131,765			116,380

TOTAL AVG. LIABILITIES AND EQUITY	$983,221			$855,095
Net interest income		$32,003			$27,557
Net interest spread			4.40%			4.33%
Net interest margin			4.50%			4.46%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(all dollars in thousands except per share data)

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average common equity and adjusted earnings per common share, excludes the impact of the charge relating to the reclassification of our legacy NFL consumer post settlement loan portfolio from held for investment at amortized cost to held for sale (“HFS”) at the lower of cost or market.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income - GAAP	$2,519	$3,606	$11,195	$8,736
Add: provision for loan losses related to HFS	3,000	—	3,000	—
Add: noninterest income – unrealized loss HFS	384	—	384	—
Less: income tax impact	914	—	914	—
Loans held for sale charge, net of tax	2,470	—	2,470	—
Adjusted net income	$4,989	$3,606	$13,665	$8,736

Return on average assets – GAAP	0.97%	1.60%	1.52%	1.36%
Adjusted return on average assets	1.93%	1.60%	1.86%	1.36%

Return on average common equity – GAAP	7.32%	11.99%	11.36%	10.03%
Adjusted return on average common equity	14.49%	11.99%	13.87%	10.03%

Basic earnings per share – GAAP	$0.34	$0.49	$1.50	$1.18
Adjusted basic earnings per share	$0.67	$0.49	$1.84	$1.18

Diluted earnings per share – GAAP	$0.32	$0.48	$1.42	$1.14
Adjusted diluted earnings per share	$0.63	$0.48	$1.73	$1.14